Exhibit 3.1
COMPOSITE THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBALSTAR, INC.
(as amended through February 10, 2025)

FIRST

The name of the Corporation is Globalstar, Inc. (the “Corporation”).

SECOND

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH

The Corporation shall have the authority to issue Two Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (243,333,334) total shares of capital stock, consisting of One Hundred Million (100,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), and One Hundred Forty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Four (143,333,334) shares of voting common stock, $0.0001 par value per share (the “common stock” or “Common Stock”). Upon the filing and effectiveness (the “Effective Time”), pursuant to the General Corporation Law of the State of Delaware, of this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, each 15 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one validly issued, fully-paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Holders of Common Stock who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share of Common Stock in lieu of any fractional share created as a result of such Reverse Stock Split. For avoidance of doubt, the Reverse Stock Split shall also apply to the amount of shares of the Company’s Common Stock issuable upon conversion or exercise of any derivative securities, including options, restricted stock units, warrants, and convertible debt or equity, subject to the terms and conditions of any plans or agreements governing such securities.

Subject to the provisions of law, the rights, preferences and limitations of the common stock shall be as set forth in this Article Fourth. The Board of Directors of the Corporation (the “Board”) is hereby authorized, without requirement of the consent, approval or authorization of the stockholders of the Corporation, except as otherwise expressly required by the terms of this Amended and Restated Certificate of Incorporation (as it may be amended from time to time, including, without limitation, the terms of any certificate or resolution designating the rights, powers, preferences, qualifications, limitations and restrictions of any series of Preferred Stock, the “Certificate of Incorporation”), to authorize, establish, designate, create and issue by resolution of the Board from time to time one or more series of Preferred Stock, each such series having such rights, powers, preferences, qualifications, limitations and restrictions as the Board shall designate in such resolution.

COMMON STOCK

All outstanding shares of common stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of common stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.

1. Dividends. Subject to the provisions of law and the rights that may be granted to holders of any Preferred Stock, the holders of common stock shall be entitled to receive out of funds legally available therefor a pro rata share of any dividends that the Board in its sole discretion may declare. The Board may fix a record date for the determination of holders of shares of common stock entitled to receive payment of a dividend declared thereon, which record date shall be not more than sixty (60) days nor less than ten (10) days prior to the date fixed for payment of the dividend.

2. Liquidation, Dissolution or Winding-Up and Distributions. Subject to the provisions of law and any rights that may be granted to holders of any Preferred Stock, the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the Corporation shall be distributed ratably among the holders of the common stock.

3. Voting Rights.

(A) In General. Subject to subparagraph (C) of this Article Fourth, Section 3 and Article Eleventh, the holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to the stockholders of the Corporation.

(B) Procedures at Meetings. Subject to subparagraph (C) of this Article Fourth, Section 3 and Article Eleventh, at every meeting with respect to matters on which the holders of outstanding shares of Common Stock are entitled to vote, the holders of outstanding shares of Common Stock shall be entitled to one vote per share.

(C) Minority Directors; Other Thermo-Voting Issues: Until such time as Thermo Capital Partners, L.L.C. and any of its affiliates (as defined in Section 203 of the General Corporation Law of the State of Delaware) (each a “Thermo Stockholder” and collectively “Thermo”) shall no longer be the beneficial owner of 45% or more of the Corporation’s outstanding Common Stock (the “Relevant Time Period”), (i) two members of the Board (the “Minority Directors”) shall be elected by a vote of the stockholders of the Corporation other than the Thermo Stockholders and (ii) no Thermo Stockholder shall be entitled to vote on, or consent to, or have any voting power with respect to, the election (including to fill a vacancy) or removal without cause of the Minority Directors. In addition, and regardless of the number of shares of Common Stock owned, Thermo may not exercise in the election of directors voting rights of shares representing 70% or more of the total voting power of all outstanding voting stock having power to vote. The Minority Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Minority Directors. During the Relevant Time Period, vacancies in any directorship previously held by a Minority Director may be filled only by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of Minority Directors. Except as provided in the immediately preceding sentence, newly created directorships or any vacancy occurring in the Board for any reason may be filled only by the remaining directors (including any Minority Directors), even if less than a majority of the whole authorized number of directors by vote of a majority of those remaining in office, and each director so appointed shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified. During the Relevant Time Period, no person shall qualify or be eligible for election or reelection (including to fill a vacancy) as a Minority Director unless such person has been nominated in accordance with Article Twelfth of this Certificate of Incorporation or by a stockholder other than Thermo (provided, for the avoidance of doubt, Thermo may suggest individuals for nomination as Minority Directors to the Strategic Review Committee). For purpose of this Certificate of Incorporation: (a) “Action” means the action captioned Mudrick Capital Management, L.P. v. Monroe, C.A. No. 2018-0699 TMR, (b) “Judgment” means the Order and Judgment entered by the Court of Chancery of the State of Delaware in connection with the settlement of the Action; (c) the Minority Directors shall include the Initial Minority Directors (as defined in the Judgment) and those persons who, during the Relevant Time Period, are serving or elected to serve in the director seats to which the Initial Minority Directors were appointed in accordance with the Judgment; and (d) for purposes of determining the capital stock of the Corporation beneficially owned by Thermo, the Corporation shall rely on filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), or, if no such filings are current, the actual knowledge of the Board, as of any date. Notwithstanding this paragraph, references in this Certificate of Incorporation and in the Bylaws of the Corporation (as amended from time to time, the “Bylaws”) to “outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors” shall include shares of Common Stock beneficially owned by Thermo.

(D) Director Qualification: As of the Effective Date (as defined in the Judgment), the size of the Board is seven (7). If, following the Effective Date, the size of the Board is expanded, the first two (2) additional member(s) of the Board shall be deemed, for purposes of this Certificate of Incorporation, the “Additional Member(s)”. During the Relevant Time Period, no person nominated by the Board shall qualify or be eligible for election or reelection as an Additional Member, and no person shall qualify for appointment by the Board to fill a vacancy or newly created directorship as an Additional Member, unless such person shall first have been determined to be an approved seasoned expert in the telecom industry by (A) the Strategic Review Committee (as defined in Article Twelfth) and (B) Mr. James Monroe III (“Monroe”); provided, however, that such approval shall not be unreasonably withheld.

FIFTH

The Corporation shall have perpetual existence.

SIXTH

In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board shall have power to adopt, amend and repeal the Bylaws of the Corporation from time to time. The Bylaws of the Corporation may also be amended or repealed or new bylaws of the Corporation may be adopted, by the vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors. Notwithstanding the foregoing, if Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors, the Bylaws of the Corporation may also be amended or repealed by the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

SEVENTH

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws. Elections of directors need not be by written ballot unless the Bylaws shall so provide. If Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, directors may be removed with or without cause; provided, that, for the avoidance of doubt, through the end of the Relevant Time Period, no Thermo Stockholder shall be entitled to vote on, or consent to, or have any voting power with respect to, the removal without cause of the Minority Directors. If Thermo does not own beneficially a majority in voting power of the outstanding shares of the Corporation entitled to vote in the election of the directors, directors may be removed only for cause by the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

If Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, any action that is required to be or that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. If Thermo does not own beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote in the election of the directors, no action may be taken by the stockholders of the Corporation without a meeting and any action required to be taken by the stockholders may be taken only at an annual or special meeting of the stockholders called in accordance with law and the Bylaws of the Corporation.

EIGHTH

A director of the Corporation shall not be liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article Eighth shall apply to or have any effect on the liability of any director with respect to acts or omission of such director prior to such amendment or repeal. To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to officers or directors of the Corporation in their capacity as such. No amendment or repeal of this Article Eighth shall apply to or have any effect on any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.

NINTH

The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify upon request and after receipt of an undertaking to repay such amount if it shall be ultimately determined that the requesting person is not entitled to be indemnified by the Corporation advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties, amounts paid in settlement and expenses actually and reasonably incurred by him or her in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against the Corporation initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article Ninth shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, the Corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, stockholder, member, partner, trustee, employee or agent of any other person, joint venture, corporation, trust, limited liability company, partnership or other enterprise, for any liability asserted against him or her and expenses incurred by him or her in his or her capacity as a director, officer, stockholder, member, partner, employee or agent, or arising out of his or her status as such, whether or not the Corporation has the authority to indemnify him or her against such liability and expenses. To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, other financial arrangements made by the Corporation pursuant to this Article Ninth may include (i) the creation of a trust fund; (ii) the establishment of a program of self-insurance; and (iii) the establishment of a letter of credit, guaranty or surety. No financial arrangement made pursuant to this Article Ninth may provide protection for a person adjudged by a court of competent jurisdiction to be liable for intentional misconduct, fraud, or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

To the fullest extent permitted by law as it presently exists, or may hereafter be amended from time to time, in the absence of intentional misconduct, fraud or a knowing violation of law: (i) the decision of the Corporation as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this Article Ninth, and the choice of the person to provide the insurance or other financial arrangement, shall be conclusive; and (ii) the insurance or other financial arrangement shall not (1) be void or voidable or (2) subject any director or stockholder approving it to personal liability for his or her action, even if the director or stockholder is a beneficiary of the insurance or arrangement.

TENTH

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided, however, the Corporation shall not amend this Certificate of Incorporation without the prior affirmative vote of the holders of at least 66 2/3% in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors. Notwithstanding the foregoing, if Thermo owns beneficially a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors, this Certificate of Incorporation may also be amended, altered, changed or repealed by the vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation then entitled to vote in the election of the directors.

ELEVENTH

During the Relevant Time Period, the Corporation shall not have power to effect a Related Party Transaction unless such Related Party Transaction shall be approved by the affirmative vote of a majority of shares of common stock owned by stockholders other than Thermo and voting affirmatively or negatively on the matter. For purposes of this Certificate of Incorporation, a “Related Party Transaction” shall mean any transaction between the Corporation, on the one hand, and one or more of the Thermo Stockholders, on the other hand, that either (i) requires a stockholder vote pursuant to the General Corporation Law of the State of Delaware or (ii) has a value (as determined in good faith by the Strategic Review Committee) of $5,000,000 or more; provided, however, that none of the following shall be a Related Party Transaction: (i) a financing that includes participation by one or more of the Thermo Stockholders on terms equal (as determined in good faith by the Board) to other parties (including, for the avoidance of doubt, the equity offering or similarly structured capital raising transaction contemplated by the Judgment) (a “Permitted Financing”), (ii) the conversion of subordinated debt held by Thermo into capital stock of the Corporation in accordance with the terms of such debt as existing as of the Effective Date (a “Debt Conversion”), (iii) the exercise of options by any Thermo Stockholder (including, for the avoidance of doubt, Monroe) in accordance with the terms of such options as existing as of the Effective Date (an “Option Conversion”), and (iv) a lease with respect to the Corporation’s headquarters (a “Lease” and with any Permitted Financing, any Debt Conversion, and any

Option Conversion, the “Carve Out Transactions”). Any determination made by the Strategic Review Committee or the Board pursuant to this Certificate of Incorporation shall be final, conclusive and binding.

TWELFTH

The Board shall (i) establish and maintain through the end of the Relevant Time Period a standing “Strategic Review Committee” and (ii) designate directors to the Strategic Review Committee. The Strategic Review Committee shall remain in existence through the end of the Relevant Time Period. Unless the Strategic Review Committee is prohibited under applicable law from having the power or authority to act on any of the following matters, the Strategic Review Committee shall, during the Relevant Time Period, have exclusive responsibility for oversight, review, and approval (to the extent permitted by law) or disapproval of the following: (i) any acquisition by Thermo of additional newly-issued securities of the Corporation (other than pursuant to a Permitted Financing, a Debt Conversion or an Option Conversion); (ii) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Corporation or any of its subsidiaries; (iii) any sale or transfer of a material amount of assets of the Corporation or any sale or transfer of assets of any of the Corporation’s subsidiaries which are material to the Corporation; (iv) any change in the Board, including any plans or proposals to change the number or term of directors; other than (a) nominations for election or reelection to the Board (except nominations for election or reelection of Minority Directors in connection with the end of a term of a Minority Director, which shall be within the authority of the Strategic Review Committee) and (b) nominations and appointments of individuals to fill vacancies or newly created directorships (except nominations and appointments to fill vacancies of Minority Director seats, which shall be within the authority of the Strategic Review Committee); (v) any material change in the present capitalization or dividend policy of the Corporation (other than pursuant to a Permitted Financing, a Debt Conversion or an Option Conversion); (vi) any other material changes in the Corporation’s lines of business or corporate structure (other than pursuant to a Permitted Financing, a Debt Conversion or an Option Conversion); and (vii) any transaction between the Corporation, on the one hand, and one or more of the Thermo Stockholders, on the other hand, that has a value (as determined in good faith by the Strategic Review Committee) in excess of $250,000, except for any Permitted Financing, any Debt Conversion, any Option Conversion, and the matters set forth on a Schedule delivered by counsel to defendants in the Action to counsel to plaintiffs in the Action pursuant to the Judgment and on file at the Corporation’s headquarters. During the Relevant Time Period, to the extent that any of the foregoing matters, or any matter set forth in the charter of the Strategic Review Committee, cannot be approved solely by the Strategic Review Committee and requires approval of the full Board under applicable law, the Corporation shall not have the power to take such action, and any such action shall be void ab initio, unless such action is approved by the Board only after the approval of such action has been recommended to the Board by the Strategic Review Committee. Pursuant to the first sentence of this Article Twelfth, the Board shall appoint four (4) directors to serve on the Strategic Review Committee, two of whom shall consist of the then-serving Minority Directors, and the other two of whom shall be independent directors (as determined in good faith by the Board, but at a minimum, who would qualify (as determined in good faith by the Board) as “independent directors” under the rules and regulations of The Nasdaq Stock Market LLC) (an “Independent Director”); provided that (y) Monroe shall not serve as a member of the Strategic Review Committee (but the Strategic Review Committee may consult with Monroe as it deems appropriate) and (z) notwithstanding anything to the contrary herein, solely for purposes of constituting the Strategic Review Committee, the requirement of an Independent Director shall be waived for one time (and one time only) to allow Mr. Tim Taylor to be appointed to and serve on the Strategic Review Committee. Notwithstanding anything in this Certificate of Incorporation to the contrary, during a fourteen-day period commencing on the date six months after the effective date of this Second Amended and Restated Certificate of Incorporation, and recurring at each six (6) month interval thereafter for as long as Mr. Taylor is serving on the Strategic Review Committee, the Minority Directors may, by notice signed by each Minority Director and delivered to the Secretary of the Corporation, remove Taylor as a member of the Strategic Review Committee with or without cause (at which time Taylor shall be disqualified from serving on the Strategic Review Committee and shall not be deemed an Independent Director for any purpose). In the event that Mr. Taylor departs from the Strategic Review Committee for any reason whatsoever, the Board shall appoint Mr. Michael Lovett to serve on the Strategic Review Committee in Mr. Taylor’s place, unless Mr. Lovett is no longer a director of the Corporation, in which case the Board shall appoint an Independent Director to serve on the Strategic Review Committee in Mr. Taylor’s place. The Strategic Review Committee shall require the affirmative vote of a majority of its authorized number of members (regardless of vacancies thereon) in order to take action at a meeting; provided that, (i) to the extent the Strategic Review Committee fails to obtain such vote on any particular matter of business before it, the Strategic Review Committee shall consult with the Board until such vote is obtained and (ii) in the event the Strategic Review Committee cannot obtain such vote for any single nominee for Minority Director, then the Strategic Review Committee shall nominate two (2) such nominees for each Minority Director seat subject to election, and the members of the Strategic Review Committee who are Minority Directors shall each have three votes with respect to one nominee for Minority Director and the members of the Strategic Review Committee who are not Minority Directors shall each have three votes with respect to the other nominee for Minority Director. For the avoidance of doubt, pursuant to the immediately preceding sentence, the Strategic Review Committee may nominate and include on the annual or special meeting proxy card two candidates for a Minority Director seat.

THIRTEENTH

When the terms of this Certificate of Incorporation refer to a specific document or a decision by anybody or person that determines the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such document or decision at the Corporation’s headquarters and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

For purposes of this Certificate of Incorporation and the Bylaws of the Corporation, every reference to a majority or other proportion of stock with respect to establishing a quorum for meetings of stockholders or the requisite vote for stockholder approval (whether at a stockholder meeting or by written consent) shall be deemed to refer to such majority or other proportion, as applicable, of the votes entitled to be cast by the holders of such stock.

FOURTEENTH

This Certificate of Incorporation shall be effective upon filing with the Delaware Secretary of State.